Columbia Funds Series Trust I

Columbia Balanced Fund
Columbia Conservative High Yield Fund
Columbia Federal Securities Fund
Columbia Greater China Fund
Columbia International Stock Fund
Columbia Mid Cap Growth Fund
Columbia Oregon Intermediate Muni Bond Fund
Columbia Real Estate Equity Fund
Columbia Small Cap Growth Fund I
Columbia Strategic Investor Fund
Columbia Technology Fund


77B  Report of Independent Registered Public Accounting Firm


To the Trustees and Shareholders of Columbia Funds
Series Trust I

In planning and performing our audit of the financial statements of Columbia Balanced Fund, Columbia
Conservative High Yield Fund, Columbia Federal Securities Fund, Columbia Greater China Fund, Columbia International Stock Fund, Columbia Mid Cap Growth Fund, Columbia Oregon Intermediate Municipal Bond Fund, Columbia Real Estate
Equity Fund, Columbia Small Cap Growth Fund I, Columbia Strategic Investor Fund and Columbia Technology Fund, (each a series of Columbia Funds Series Trust I and hereafter collectively referred to as the "Funds") as of and for the year ended August 31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.
Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2008.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 22, 2008



Item 77E Legal Proceedings:

Columbia Atlantic Funds
As of October 16, 2008

On February 9, 2005, Columbia Management Advisors, Inc. (which has since merged into Banc of America Capital Management, LLC
(now named Columbia Management Advisors, LLC)) ("Columbia") and Columbia Funds Distributor, Inc. (which has been renamed Columbia Management Distributors, Inc.) (the "Distributor") (collectively, the "Columbia Group") entered into an Assurance of Discontinuance with the New York Attorney General ("NYAG") (the "NYAG Settlement") and consented to the entry of a cease-and-desist order by the Securities and Exchange Commission ("SEC") (the "SEC Order") on matters relating to mutual fund trading.

Under the terms of the SEC Order, the Columbia Group agreed, among other things, to: pay $70 million in disgorgement and $70 million in civil money penalties; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures; and retain an independent distribution consultant
(see below). The Columbia Funds have also voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees. The NYAG Settlement also, among other things, requires Columbia and its affiliates to reduce management fees for certain Columbia Funds (including the former Nations Funds) and other mutual funds collectively by $32 million per year for five years, for a projected total of $160 million in management fee reductions.

Pursuant to the procedures set forth in the SEC Order, the $140 million in settlement amounts described above is being distributed in accordance with a distribution plan that was developed by an independent distribution consultant and approved by the SEC on April 6, 2007. Distributions under the distribution plan began in late June 2007.
A copy of the SEC Order is available on the SEC website at http://www.sec.gov. A copy of the NYAG Settlement is available as part of the Bank of America Corporation Form 8-K filing on February 10, 2005.

In connection with the events described above, various parties have filed suit against certain funds, the Trustees of the Columbia Funds, FleetBoston Financial Corporation and its affiliated entities and/or Bank of America and its affiliated entities.

On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the ''MDL''). Subsequently, additional related cases were transferred to the MDL.

On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Columbia, the Distributor, the Trustees of the Columbia Funds, Bank of America Corporation and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Columbia Funds that asserts claims under federal securities laws and state common law.

On February 25, 2005, Columbia and other defendants filed motions to dismiss the claims in the pending cases. On March 1, 2006, for reasons stated in the court's memoranda dated November 3, 2005, the United States District Court for the District of Maryland granted in part and denied in part the defendants' motions to dismiss. The court dismissed all of the class action claims pending against the Columbia Funds Trusts. As to Columbia and the Distributor, the claims under the Securities Act of 1933, the claims under Sections 34(b) and 36(a) of the Investment Company Act of 1940 ("ICA") and the state law claims were dismissed. The claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and claims under Section 36(b) of the ICA were not dismissed.

On March 21, 2005, a purported class action was filed in Massachusetts state court alleging that certain conduct, including market timing, entitled Class B shareholders in certain Columbia funds to an exemption from contingent deferred sales charges upon early redemption ("the CDSC Lawsuit"). The CDSC Lawsuit was removed to federal court in Massachusetts and transferred to the MDL.

On September 14, 2007, the plaintiffs and the Columbia defendants named in the MDL, including the Columbia Funds, entered into a stipulation of settlement with respect to all Columbia-related claims in the MDL described above, including the CDSC Lawsuit. The settlement is subject to court approval.

In 2004, the Columbia Funds' adviser and distributor and certain affiliated entities and individuals were named as defendants in certain purported shareholder class and derivative actions making claims, including claims under the Investment Company and the Investment Advisers Acts of 1940 and state law. Certain Columbia Funds were named as nominal defendants. The suits allege, inter alia, that the fees and expenses paid by the funds are excessive and that the advisers and their affiliates inappropriately used fund assets to distribute the funds and for other improper purposes.

On March 2, 2005, the actions were consolidated in the Massachusetts federal court as In re Columbia Entities Litigation. The plaintiffs filed a consolidated amended complaint on June 9, 2005. On November 30, 2005, the judge dismissed all claims by plaintiffs and entered final judgment in favor of the defendants. The plaintiffs appealed to the United States Court of Appeals for the First Circuit on December 30, 2005. A stipulation and settlement agreement dated January 19, 2007 was filed in the First Circuit on February 14, 2007, with a joint stipulation of dismissal and motion for remand to obtain district court approval of the settlement. That joint motion was granted and the appeal was dismissed. On March 6, 2007, the case was remanded to the District Court. The settlement, approved by the District Court on September 18, 2007, became effective October 19, 2007. Pursuant to the settlement, the funds' adviser and/or its affiliates made certain payments, including plaintiffs' attorneys' fees and costs of notice to class members.


Item 77M

Columbia Funds Series Trust I (the "Acquiring Company"), on behalf of Columbia Real Estate Equity Fund (the "Acquiring Fund"), became the surviving entity in reorganization with Excelsior
Funds, Inc. (the "Acquired Company"), on behalf of Real Estate
Fund (the "Acquired Fund").

On October 17, 2007, the Board of the Acquiring Company approved an agreement and plan of reorganization providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the Acquiring Fund, in complete liquidation of the Acquired Fund.

On September 28, 2007, the Board of the Acquired Company approved an agreement and plan of reorganization providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the Acquiring Fund, in complete liquidation of the Acquired Fund.

On March 14, 2008, shareholders of the Acquired Fund approved an agreement and plan of reorganization providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the Acquiring Fund, in complete liquidation of the Acquired Fund.

On March 24, 2008, the Acquiring Fund acquired all the assets of, and assumed all the liabilities of, the Acquired Fund in complete liquidation of such Acquired Fund. Shareholders of Shares Class shares of the Acquired Fund received Class Z shares of the Acquiring Fund.

The Acquiring Company's registration statement on Form N-14, including its prospectus/proxy statement that filed with the Securities and Exchange Commission on December 17, 2007
(Accession no. 0001193125-07-266006) is incorporated by reference.


Item 77M/77Q1(g):

The Agreement and Plan of Reorganization, dated March 20, 2008, for the reorganization of Real Estate Fund into Columbia Real Estate Equity Fund is incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-14 filed on August 8, 2008 (Accession no. 0001193125-08-170384).


Item 77D/77Q1(b) Policies with Respect to Securities Investments
Columbia Conservative High Yield Fund (the "Fund")

On July 11, 2008, a Type 497, Accession No. 0001193125-08-149412,
supplements to the registration statement of Columbia Funds Series Trust I was filed with the SEC. This supplement described that the Fund may invest in securities that are publicly offered or privately placed.